EXHIBIT 99.1

For Immediate Release: August 2, 2010

Occidental Petroleum Elects Stephen I. Chazen President and
Chief Operating Officer

•	Expanded responsibilities for 16-year Oxy executive

LOS ANGELES, August 2, 2010 — The Board of Directors of Occidental Petroleum Corporation (NYSE:OXY) today announced that it has elected Stephen I. Chazen as President and Chief Operating Officer. Mr. Chazen has served as President and Chief Financial Officer since 2007.
Dr. Ray R. Irani, Chairman and Chief Executive Officer of Occidental said, “I congratulate Steve on his well-deserved promotion. Since joining Oxy 16 years ago, the two of us have worked closely to position the company for continued profitable growth and to deliver increasing value to shareholders.  The Board of Directors looks forward to his continued contributions.”
Mr. Aziz D. Syriani, Lead Independent Director, commented, “Steve Chazen is a strong executive and leader. As we move forward, the Board of Directors will work closely with Ray and Steve as we continue to build the company and its management team.”
“I appreciate the confidence put in me by the Board and Ray. I look forward to working as a team with Ray and the Board of Directors as we continue to build Occidental, develop our workforce and deliver top quartile shareholder returns,” said Mr. Chazen.
Mr. Chazen, 63, has 30 years experience in the oil and gas industry. He joined Occidental in 1994 as Executive Vice President – Corporate Development. He was named Chief Financial Officer in 1999 and elected President and Chief Financial Officer in 2007. He was elected to the Board of Directors in 2010. Prior to joining Occidental, Mr. Chazen was a managing director in the investment banking group of Merrill Lynch & Co.
About Oxy
Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions. Oxy is the fourth largest U.S. oil and gas company, based on equity market capitalization. Oxy's wholly owned subsidiary, OxyChem, manufactures and markets chlor-alkali products and vinyls. Occidental is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company's worldwide operations.

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Contacts:	Richard S. Kline (media)
richard_kline@oxy.com
310-443-6249
or
Chris Stavros (investors)
chris_stavros@oxy.com
212-603-8184
or
On the web: www.oxy.com